Exhibit 99.6

Key Messages Memorandum dated January 15, 2007

Key Messages for PW Eagle ONLY

•	Today we announced a definitive merger agreement with J-M Manufacturing, a manufacturer of PVC pipe products with 14 plants across the United States.

•	With the announcement of this merger, we believe the strategic committee of PW Eagle’s board of directors has fulfilled its pledge to maximize shareholder value following a thorough process during which a wide range of strategic alternatives were considered.

•	Upon thorough review of the various strategic alternatives, and upon unanimous approval and recommendation of the Strategic Committee, the board of directors of PW Eagle has unanimously approved the merger with J-M Manufacturing and has resolved to recommend that its shareholders adopt the agreement.

•	PW Eagle’s largest shareholder, Pirate Capital, LLC has agreed to vote in favor of the transaction.

Shared Key Messages for JMM and PW Eagle

PW Eagle

•	By combining JMM and PW Eagle, we will be in a position to better serve customers as a coast-to-coast plastic pipe manufacturer. We believe we will be able to provide customers with a broader selection of innovative products, superior delivery and unmatched customer service, and make new opportunities for growth available to our employees. Our companies also share a strong belief in the vital role our products play in safely delivering drinking water, electricity, gas, and other essentials to end users.

•	Together, we have a simple goal: to continue to be your most effective and efficient partner. Our two companies not only complement each other – we supplement each other. JMM is the only manufacturer of large diameter PVC and PE pipes in the US, including a 48” PVC and 63” PE pipe. Likewise, PW Eagle offers unique products that JMM has yet to develop – such as the Ultra Blue C909, a molecularly oriented PVC pipe that is a higher performance, lighter weight, and more cost effective pressure pipe for potable water and force main systems. It will no doubt be an excellent addition to our product mix. Our passion is to help you build your business by delivering the quality products you need, when and where you need them, at competitive prices.

•	It is important to remember that the merger is not completed and will go through the regulatory review process. As a result, we are not in a position at this time to discuss our plans going forward. We expect the transaction to close in the second quarter of 2007. In the meantime, JMM and PW Eagle will operate as usual and continue to stay focused on serving customers. We will keep you updated and provide more specific details as we are able to share them.

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of PW Eagle, Inc. and other materials will be filed with the SEC. PW Eagle shareholders are urged to read the proxy statement and these other materials carefully when they become available because they will contain important information about PW Eagle and the proposed transaction. Shareholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about PW Eagle, Inc. at http://www.sec.gov, the SEC’s free internet site, and from PW Eagle’s Investor Relations Manager at (541) 343-0200 or on the company’s website at www.pweagleinc.com.

Participants in the Solicitation

PW Eagle, Inc. and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from PW Eagle’s shareholders with respect to the proposed transaction. Information regarding the officers and directors of PW Eagle is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on May 10, 2006. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by securities, holdings or otherwise, which interests may be different from those of PW Eagle shareholders generally, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.